As filed with the U.S. Securities and Exchange Commission on July 21, 2021

Registration No. 333-224611

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to:

Form S-8

Registration Statement No. 333-224611

under

THE SECURITIES ACT OF 1933

FIRST CHOICE BANCORP

(Exact name of registrant as specified in its charter)

California	82-2711227
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17785 Center Court Drive N, Suite 750, Cerritos, CA 90703

(Address of Principal Executive Offices) (Zip Code)

First Choice Bancorp 2013 Omnibus Stock Incentive Plan

(Full title of the plan)

Khoi D. Dang

Executive Vice President and General Counsel

First Choice Bancorp

17785 Center Court Drive N, Suite 750

Cerritos, CA 90703

(Name and address of agent for service)

(562) 263-8336

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[X]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

First Choice Bancorp, a California corporation (the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following Registration Statement on Form S-8 (the “Registration Statement”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all of the Registrant’s common stock, no par value per share (“Common Stock”), registered but unsold or otherwise unissued under such Registration Statement as of the date hereof:

●	Registration Statement File No. 033-224611, filed with the SEC on May 2, 2018, registering 1,390,620 shares of the Registrant’s Common Stock to be offered or sold pursuant to the First Choice Bancorp 2013 Omnibus Stock Incentive Plan.

As reflected herein, the registered Common Stock amounts noted above have not been adjusted for any historical stock splits and stock dividends.

On April 26, 2021, the Registrant, and First Choice Bank, a California state-chartered bank and wholly-owned subsidiary of the Registrant (“FCB”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Enterprise Financial Services Corp, a Delaware corporation (“Enterprise”), and Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and wholly-owned subsidiary of Enterprise (“EB&T”), pursuant to which the Registrant will merge with and into Enterprise, with Enterprise continuing as the surviving entity (the “Merger”), to be immediately followed by the merger of FCB with and into EB&T, with EB&T as the surviving institution.

As a result of the Merger, the Registrant hereby terminates any and all offerings of its securities pursuant to the Registration Statement and deregisters any and all securities registered but unsold under the Registration Statement, if any, in accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cerriots, State of California, on July 21, 2021. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

FIRST CHOICE BANCORP

By:	/s/ Robert M. Franko
Name:	Robert M. Franko
Title:	President and Chief Executive Officer